Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
VP of Investor and Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Announces Webcast of Its 2007 First Quarter Earnings Call and 2007 Annual Meeting of
Stockholders

HOLLYWOOD, Fla., May 2, 2007 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that the Company will hold a conference call and web cast on Thursday, May 10, 2007 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter ended March 31, 2007.

The Company intends to issue its earnings press release after the market close on Wednesday, May 9, 2007 for the quarter ended March 31, 2007.

Dial-In Information

Please dial (888) 396-2298 (domestic) or (617) 847-8708 (international) and use the pass code 13309971.  Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration.

Web Cast Information

This call is being web cast by CCBN and can be accessed through the Company’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Replay

If you are unable to participate on the call, a replay will be available starting at 1:00 p.m. Eastern Time on May 10 and will run through 12:00 a.m. Eastern Time on May 24. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 58117876.

2007 Annual Meeting of Stockholders

The Company also announced today that it will host a live audio-only webcast of its 2007 Annual Meeting of Stockholders on Tuesday, May 8, 2007 at 8:00 a.m. Eastern Time. The webcast will be available through the Company’s website at www.tousa.com. A replay of the webcast will be available approximately two hours after the conclusion of the live event.

About Technical Olympic USA, Inc.
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

Forward-looking statements

This press release contains forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007.